Exhibit 12 (a)


                              TAUBMAN CENTERS, INC.

          Computation of Ratio of Earnings to Preferred Stock Dividends
                          (in thousands, except ratio)



                                                   Three Months Ended
                                                     March 31, 1998
                                                   ------------------

Net Earnings from Continuing Operations                  $ 9,266

Preferred Stock Dividends                                  4,150

Ratio of Earnings to Preferred Stock Dividends               2.2


Note: The Company does not have, and has not had, any outstanding  indebtedness.
      Prior to October 1997, there was no preferred stock.